                                                                      EXHIBIT 11

                        COMPUTER TASK GROUP, INCORPORATED

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     QUARTER ENDED      THREE QUARTERS ENDED
                                                              SEPT. 28,     SEPT. 29,  SEPT. 28,      SEPT. 29,
                                                                 2001         2000        2001          2000
                                                              ---------    ---------   ----------    ----------
Weighted-average number of shares
    outstanding during period                                  16,443       16,207       16,415       16,140
Add Common Stock equivalents -
     incremental shares under stock option plans*                   0            0            0            0
                                                               ------       ------      -------       ------
Number of shares on which diluted
    earnings (loss) per share is based                         16,443       16,207       16,415       16,140
                                                               ------       ------      -------       ------

Net income (loss) for the period                              $   182       $ (209)     $(2,555)     $(5,832)
                                                              =======       =======     ========     ========

Basic and diluted earnings (loss) per share                   $  0.01       $(0.01)     $ (0.16)     $ (0.36)
                                                              =======       =======     ========     ========


* For the quarter ended September 28, 2001, there were no incremental shares outstanding as there were no dilutive stock options outstanding, For the remaining quarters presented, as the Company had a net loss for the periods presented, the number of incremental shares under the Company's stock option plans is considered to be zero as the inclusion of such shares would cause the diluted loss per share calculation to be anti-dilutive




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